Exhibit 10.2

NEWFIELD EXPLORATION COMPANY

CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT

Awardee
Date of Award:	, 2017
Vesting Dates:
First Vesting Date:	, 2017
Second Vesting Date:	, 2018
Third Vesting Date:	, 2019
Fourth Vesting Date:	, 2020
Number of Restricted Stock Units:	________________
Awardee Position Type on Date of Award:	Officer
Effective as of the Date of Award set forth above (the “Date of Award”), the Compensation & Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Newfield Exploration Company, a Delaware corporation (the “Company”), hereby awards to you, the above-named Awardee, that number of Cash-Settled Restricted Stock Units set forth above, on the terms and conditions of the attached Terms and Conditions (the “Terms and Conditions”) and this Cash-Settled Restricted Stock Unit Award Agreement (the “Agreement”).
In signing below, and in accepting this award of Cash-Settled Restricted Stock Units, you are expressly agreeing to the confidentiality provisions contained within Section 3 of the Terms and Conditions and to the forfeiture conditions contained within Sections 3 and 4 of the Terms and Conditions. You acknowledge and agree that you are making such agreement knowingly and voluntarily after reviewing and considering the Terms and Conditions, including Sections 3 and 4 thereof.
A “Cash-Settled Restricted Stock Unit” is a right to receive a cash payment equal to the Fair Market Value of a share of the Company’s common stock, $.01 par value per share (the “Common Stock”), on the applicable vesting date.
The Cash-Settled Restricted Stock Units shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Cash-Settled Restricted Stock Units and the obligation to forfeit and surrender such Cash-Settled Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse in accordance with the following schedule, provided that your employment or engagement with the Company and, as applicable, its direct and indirect subsidiaries (collectively, the “Company Group”) has not terminated prior to the applicable Vesting Date:

(a)	on the First Vesting Date, the Forfeiture Restrictions shall lapse as to one-fourth of the Cash-Settled Restricted Stock Units subject to this Agreement; and

(b)
on each succeeding Vesting Date, the Forfeiture Restrictions shall lapse as to an additional one-fourth of the Cash-Settled Restricted Stock Units subject to this Agreement, so that on the Fourth Vesting Date the Forfeiture Restrictions shall have lapsed as to all of the Cash-Settled Restricted Stock Units subject to this Agreement.

In addition, your rights with respect to the Cash-Settled Restricted Stock Units are subject to forfeiture pursuant to Sections 3 and 4, as applicable, of the Terms and Conditions. If a Change of Control of the Company occurs or if you die or you incur a Separation from Service due to becoming Disabled or by reason of a Qualified Retirement, in each case, before the Fourth Vesting Date, your rights to the Cash-Settled Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions.
Following the lapse of the Forfeiture Restrictions applicable to a Cash-Settled Restricted Stock Unit, the Company shall pay to you, at the time of payment and subject to the other conditions provided in the attached Terms and Conditions (including Sections 3 and 4), an amount in cash equal to the Fair Market Value of one share of the Common Stock on the applicable vesting date in exchange for each such vested Cash-Settled Restricted Stock Unit and thereafter you shall have no further rights with respect to such Cash-Settled Restricted Stock Unit.
Except as otherwise set forth in the Terms and Conditions, the Cash-Settled Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by you (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Terms and Conditions shall be void and the Company shall not be bound thereby.
If during the period in which you hold the Cash-Settled Restricted Stock Units, the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the number of Cash-Settled Restricted Stock Units that have not then been previously exchanged by the Company for the payment described above by an amount equal to the product of (a) the number of Cash-Settled Restricted Stock Units that have not been forfeited to or exchanged by the Company and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Cash-Settled Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for the payment described above at the same time and on the same basis as such Cash-Settled Restricted Stock Unit.
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Terms and Conditions.
In accepting the award of Cash-Settled Restricted Stock Units, you accept and agree to be bound by all the terms and conditions of this Agreement and the Terms and Conditions.

IN WITNESS WHEREOF, the Committee has caused this Agreement to be duly executed by an authorized officer of the Company, and Awardee has executed this Agreement, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY

By:______________________________________
Name:
Title:

AWARDEE

_________________________________________________
[Awardee]

NEWFIELD EXPLORATION COMPANY

CASH-SETTLED RESTRICTED STOCK UNIT AWARD
TERMS AND CONDITIONS

1.	DEFINITIONS. For purposes of these Terms and Conditions (the “Terms and Conditions”), the following terms shall have the indicated meanings:

1.1    “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

1.2    “Change of Control” means the occurrence of any of the following events: (i) the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person), (ii) the consummation of a merger or consolidation of the Company with another Person and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other Person, (iv) the Company is to be dissolved and liquidated, (v) any Person, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including the power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power) or (vi) as a result of or in connection with a contested election of directors, the individuals who were directors of the Company before such election cease to constitute a majority of the Board. The definition of “Change of Control” shall be limited to the extent necessary to comply with the definition of “change in the ownership or effective control” of the corporation, or “change in the ownership of a substantial portion of the assets” of the corporation, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the final Department of Treasury Regulations issued thereunder (“Section 409A”).

1.3    “Company Business” means the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas within the Territory.

1.4    “Competitive Activity” means directly or indirectly carrying on or engaging in the Company Business (other than on behalf of any member of the Company Group), including by owning an interest in, managing, operating, joining, participating in or otherwise becoming an officer, director, employee, advisor or consultant of, any entity engaged in the Company Business, in a capacity in which you have the same, similar or expanded responsibilities or duties as you had on behalf of any member of the Company Group within the 12 months prior to the date that you are no longer employed or engaged by any member of the Company Group; provided, however, that it shall not be “Competitive Activity” for you to (i) own solely as an investment and when taken together with the ownership, directly or indirectly, of all of your Affiliates, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market, provided that neither you nor your Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such entity or is involved in the management of such entity, (ii) own securities issued by the Company, (iii) provide services solely as a non-employee director of any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as long as, in the course of providing such services, you do not use or disclose Confidential Information, or (iv) provide services for any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as approved in writing by the Committee.

1.5    “Confidential Information” means all confidential, proprietary, competitively valuable or non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to you, individually or in conjunction with others, during the period that you are or have been employed or engaged by any member of the Company Group (whether during business hours or otherwise and whether on Company premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to drilling programs or wells drilled by the Company Group, reserves data, technical data, including seismic, geological, geophysical and engineering information, prospect or trend data and maps, potential, proposed or completed acquisitions, mergers, or other purchases or sales of oil and gas properties or seismic or other data or technology, financial information, including historical, current, and projected financial results, unless publicly announced, strategic plans or changes in the Company Group’s operations, liquidity, borrowings, security offerings, security repurchases or redemptions, or changes in previously disclosed financial information, computer programs or program code developed by the Company Group, legal matters (including matters relating to litigation), corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, non-public lists of employees, employee applications, summaries of employee qualifications, employee compensation, employee matters, customer or marketing and merchandising decisions, techniques and strategies, prospective names and marks). For purposes of these Terms and Conditions, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of your public use, disclosure, or fault,

(ii) was available to you on a non-confidential basis before its disclosure to you by the Company Group; or (iii) becomes available to you on a non-confidential basis from a source other than a member of the Company Group, so long as such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

1.6    “Disability” means you (i) are unable to engage in the essential functions of your job (after accounting for reasonable accommodation, if applicable) by reason of any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving the maximum short-term disability benefit payable under the short-term disability policy of the Company Group in effect from time to time.

1.7    “Fair Market Value” means, as of any specified date, if the Common Stock is traded on a national stock exchange, (i) the mean of the high and low sales prices of the Common Stock reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or (ii) if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock were so reported. If the Common Stock is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between (A) the reported high and low price or (B) the closing bid and asked prices, as applicable, of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate, which method or manner shall comply with the requirements of a reasonable valuation method as described under Section 409A.

1.8    “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

1.9    “Prohibited Customer Solicitation” means (other than on behalf of any member of the Company Group) directly or indirectly, soliciting, causing to be solicited, interfering with any member of the Company Group’s relationship with, or endeavoring to entice away from any member of the Company Group, any Person or Affiliate who was or is a material customer or material supplier of, or who has maintained a material business relationship with, any member of the Company Group and with whom or which you had personal contact, or about whom or which you obtained Confidential Information, during your employment or affiliation with the Company Group.

1.10    “Prohibited Employee Solicitation” means directly or indirectly, individually or through or on behalf of another Person, soliciting, hiring, recruiting, attempting to hire or recruit, contacting with a view to the engagement or employment of, or encouraging or inducing the termination of employment or engagement of, any person who is an officer, employee, consultant, director or contractor of the Company or any other member of the Company Group and with whom you had personal contact or who directly or indirectly reported to you during your employment or engagement with the Company or any other member of the Company Group.

1.11    “Qualified Retirement” means your voluntary Separation from Service with the Company Group when you (i) are at least age 55, (ii) have at least 5 years of Qualified Service and (iii) have provided the Requisite Notice.

1.12    “Qualified Service” means your continuous employment or engagement with the Company or another member of the Company Group, plus any additional service credit granted to you (or a group of employees of which you are a member) by the Board.

1.13    “Requisite Notice” means at least 6 months prior written notice to the Chief Executive Officer of the Company and then to the Chairman of the Board (if you are an officer of the Company) or to the Chief Executive Officer of the Company (if you are not an officer of the Company).

1.14    “Separation from Service” means a “separation from service” within the meaning of Section 409A.

1.15    “Specified Employee” means an individual who is, as of his or her date of Separation from Service, a “specified employee” within the meaning of Section 409A, taking into account any elections made and procedures established in resolutions adopted by the Committee.

1.16    “Term” means the period commencing on the date that you are no longer employed or engaged by any member of the Company Group and ending on the date that is (i) if, immediately prior to such date, you were providing services to the Company Group in a position that would be classified as an “Officer” position type as set forth on Exhibit B, 24 months after such date, and (ii) if, immediately prior to such date, you were providing services to the Company Group in any “Non-Officer Employee” position type as set forth on Exhibit B, 12 months after such date.

1.17    “Territory” means those geographic areas within any Canadian province or United States county in which any member of the Company Group, as of the date that you are no longer employed or engaged by any member of the Company Group, (i) is engaged in the Company Business; or, (ii) is considering engaging in the Company Business (as evidenced by submission of a specific, written proposal to the Board or the Chief Executive Officer of the Company during the six-month period ending on the date you are no longer employed or engaged by any member of the Company Group); and (iii) any county contiguous to a county described in clause (i) or (ii) of this Section 1.17.

1.18    “Tier 1 Retiree” means your combined age and years of Qualified Service place you in Tier 1 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.

1.19    “Tier 2 Retiree” means your combined age and years of Qualified Service place you in Tier 2 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.

1.20    “Tier 3 Retiree” means your combined age and years of Qualified Service place you in Tier 3 reflected on Exhibit A attached hereto as of the date of your Qualified Retirement.

1.21    “Trade Secrets” means: (i) all information and materials that satisfy the definition of a “trade secret” pursuant to the definitions applied by the Texas Uniform Trade Secrets Act or the federal Defend Trade Secrets Act; or (ii) to the extent not addressed by the definitions referenced in clause (i), all Confidential Information and all other non-public information and materials with respect to the conduct or details of the business conducted by any member of the Company Group, including a formula, pattern, compilation, program, device, method, technique, process, data, financial or strategic information or plans, or list of actual or potential customers or suppliers, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.
VESTING AND PAYMENT OF RSUS. Provided your employment or engagement with the Company Group has not previously terminated, payment in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable, but no later than 60 days following, each Vesting Date on which the Forfeiture Restrictions applicable to such Cash-Settled Restricted Stock Units lapse as specified in the Cash-Settled Restricted Stock Unit Award Agreement (the “Agreement”) to which these Terms and Conditions are attached. As provided in the Agreement, payment in settlement of vested Cash-Settled Restricted Stock Units (including any Cash-Settled Restricted Stock Units that become vested in accordance with the remaining provisions of this Section 2) shall be made in the form of cash in an amount equal to the Fair Market Value of one share of the Common Stock on the applicable vesting date, subject to compliance with the requirements of Sections 3 and 4 of these Terms and Conditions, as applicable, and satisfaction of applicable withholding and other taxes as provided in Section 5. Notwithstanding anything to the contrary in the foregoing, the following provisions will apply in the event your Separation from Service with the Company Group, or a Change of Control of the Company, occurs, in each case, prior to the Fourth Vesting Date specified in the Agreement:

2.1    Change of Control. If a Change of Control of the Company occurs before the Fourth Vesting Date and your employment or engagement with the Company Group has not terminated before the date the Change of Control of the Company is consummated, then all remaining Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall lapse on, and payment in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable (but no later than 60 days) following, the date the Change of Control of the Company is consummated if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A.

2.2    Termination Generally. If your employment or engagement with the Company Group terminates before the Fourth Vesting Date for any reason other than one of the reasons described in Sections 2.3 through 2.5 below, the Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall not lapse and the number of Cash-Settled Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of such termination.

2.3    Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if before the Fourth Vesting Date you incur a Separation from Service due to your having incurred a Disability, then all remaining Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall immediately lapse on, and payment in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable (but no later than 60 days) following, the date of your Separation from Service; provided, that, if you are a Specified Employee, payment in respect of vested Cash-Settled Restricted Stock Units shall instead be made on the date that is 6 months and 1 day following your Separation from Service; provided, however, that if you die before the expiration of such 6-month delay period (if applicable) then payment shall be made as soon as practicable (but no later than 60 days) following the date of your death.

2.4    Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Fourth Vesting Date and before you have otherwise terminated your employment or engagement with the Company Group, then all remaining Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall immediately lapse on, and payment in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable (but no later than 60 days) following the date of your death.

2.5    Qualified Retirement. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if before the Fourth Vesting Date you incur a Separation from Service as a result of your Qualified Retirement, then the Forfeiture Restrictions applicable to the Cash-Settled Restricted Stock Units shall lapse (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and payment(s) in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable (but no later than 60 days) following each remaining Vesting Date specified in the Agreement that is scheduled to occur following the date of your Qualified Retirement, but only to the extent of the following:

(i)    if you are a Tier 3 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 50% of the number of Cash-Settled Restricted Stock Units for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment or engagement with the Company Group had not terminated and you had remained continuously employed or engaged through the Fourth Vesting Date;

(ii)    if you are a Tier 2 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 75% of the number of Cash-Settled Restricted Stock Units for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment or engagement with the Company Group had not terminated and you had remained continuously employed or engaged through the Fourth Vesting Date; and

(iii)    if you are a Tier 1 Retiree, then the Forfeiture Restrictions shall be deemed to have lapsed (other than any forfeiture restrictions set forth in Sections 3 and 4 of these Terms and Conditions), and such payment(s) shall be made, with respect to 100% of the number of Cash-Settled Restricted Stock Units for which Forfeiture Restrictions would have otherwise lapsed on each remaining Vesting Date if your employment or engagement with the Company Group had not terminated and you had remained continuously employed or engaged through the Fourth Vesting Date.

In each case, the number of Cash-Settled Restricted Stock Units described in clauses (i), (ii) and (iii) of this Section 2.5, as applicable, shall be referred to herein as the “Retirement Adjusted RSUs.” The excess of (A) the number of Cash-Settled Restricted Stock Units with respect to which the Forfeiture Restrictions would have otherwise lapsed on the remaining Vesting Date(s) had your employment or engagement with the Company Group not terminated prior to the Fourth Vesting Date over (B) the Retirement Adjusted RSUs, shall be immediately forfeited on the date of your Separation from Service that occurs due to your Qualified Retirement. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary (but subject to the terms of Sections 3 and 4 below), (I) if you die following your Separation from Service as a result of your Qualified Retirement and before receiving all payments in respect of the Retirement Adjusted RSUs, then all remaining payments in respect of the Retirement Adjusted RSUs shall be made as soon as practicable (but no later than 60 days) following the date of your death, or (II) if a Change of Control of the Company that qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, occurs following your Separation from Service as a result of your Qualified Retirement and before you have received all payments in respect of the Retirement Adjusted RSUs, then all remaining payments in respect of the Retirement Adjusted RSUs shall be made as soon as practicable (but no later than 60 days) following the date of such Change of Control, in each case, without regard to the remaining Vesting Date(s) specified in the Agreement that remain scheduled to occur following the date of your death or of such Change of Control, as applicable. For the avoidance of doubt, (x) the cash payment in settlement of any Retirement Adjusted RSU shall be equal to the Fair Market Value of one share of the Common Stock on the applicable Vesting Date, and (y) payment(s) in respect of the Retirement Adjusted RSUs and your right to retain the cash payments received in settlement thereof are subject to compliance with the requirements set forth in Sections 3 and 4 of these Terms and Conditions.

3.	PROTECTION OF CONFIDENTIAL INFORMATION.

3.1    Access to Information. In the course of your employment or engagement with the Company Group and in the performance of your duties on behalf of the Company Group, you will be provided with, and will have access to, Confidential Information.

3.2    Nondisclosure. You agree to preserve and protect the confidentiality of all Trade Secrets both prior to and after the date that you are no longer employed or engaged by any member of the Company Group. Except as expressly permitted by this Section 3, you will not disclose, divulge or furnish to any other Person or use for your own or any other Person’s benefit any Trade Secrets, other than as necessary and authorized in the course of your employment or engagement with any member of the Company Group and for the Company Group’s business purposes.

3.3    Security. You shall follow all Company Group policies and protocols regarding the physical security of all documents and other material constituting or containing Trade Secrets (regardless of the medium on which any Trade Secret is stored).

3.4    Return of Property. Upon the date that you are no longer employed or engaged by any member of the Company Group, and at any other time upon request of the Company, you shall promptly surrender, and deliver to the Company all documents, files (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Trade Secrets in your possession, custody and control and you shall not retain any such documents or other materials. Within 10 days of any such request, you shall certify to the Company in writing that you have returned to the Company all such documents and materials.

3.5    Consequences of Breach. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if it is determined by the Committee in its sole and absolute discretion that you have violated any of the terms of Section 3 of these Terms and Conditions, whether before or after the date that you are no longer employed or engaged by any member of the Company Group, then your right to receive any cash payments in respect of vested Cash-Settled Restricted Stock Units or any other payment or benefit provided to you under the Agreement or these Terms and Conditions, to the extent still outstanding at that time, shall be completely forfeited. Such remedy shall be in addition to all other remedies available to each member of the Company Group, at law and equity. For the avoidance of doubt, the Company and each other member of the Company Group shall be entitled to obtain a temporary or permanent injunction or other equitable relief to prevent or enjoin your breach or threatened breach of this Section 3 and shall be entitled to specifically enforce this Section 3, without proof of actual damages or the necessity of posting a bond or other security as a prerequisite to obtaining equitable relief. You agree not to dispute or resist any such application for relief on the basis that the Company or any other member of the Company Group has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

3.6    Disclosures Pursuant to Law or Legal Process; Permitted Disclosures. Notwithstanding the foregoing provisions of Section 3 of these Terms and Conditions, you may make disclosures for the purpose of complying with any applicable laws or regulatory requirements or that you are legally compelled to make by subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law. Nothing herein will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. An individual (including you) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

3.7    Survival. For the avoidance of doubt, the terms of this Section 3 shall survive the termination of your employment or engagement with the Company Group, regardless of the reason for such termination.

4.	NON-COMPETITION AND NON-SOLICITATION FOLLOWING QUALIFIED RETIREMENT

4.1    Consequences for Engaging in Certain Activities Following a Qualified Retirement. If your employment or engagement with the Company Group ends due to your Qualified Retirement, then you agree that your rights to: (i) receive any cash payments or any other payment or benefit provided to you under the Agreement or these Terms and Conditions with respect to the Retirement Adjusted RSUs; and (ii) retain the cash payments or any other payment or benefit received by you pursuant to the Agreement or these Terms and Conditions with respect to the Retirement Adjusted RSUs, are expressly conditioned upon your promise that, during the Term, you shall not engage in: (x) any Competitive Activity in the Territory, (y) any Prohibited Customer Solicitation in the Territory, or (z) any Prohibited Employee Solicitation.

4.2    Disclosure of Business Activities Following a Qualified Retirement. If your employment or engagement with the Company Group ends due to your Qualified Retirement, then you agree that, during the Term, you will: (a) inform the Company in writing of any business activity in which you engage or are materially planning to engage that relates to the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas; and (b) if you are unsure of whether the pursuit of a particular business opportunity would involve engaging in business within the Territory, you will make a written request to the Company to clarify whether the applicable geographic area related to the business opportunity is within the Territory. Any notices or requests under this Section 4.2 should be directed to the Company’s General Counsel.

4.3    Right to Cancellation and Recovery. You specifically acknowledge and agree that the Company has granted you the Cash-Settled Restricted Stock Units described in the Agreement to reward you for your future efforts and loyalty to the Company Group, and that the Cash-Settled Restricted Stock Units provided to you give you the opportunity to participate in the potential future appreciation of the Company and further align your interests with the long-term interests of the Company Group. Accordingly, in the event that, during the Term, you engage in any of the activities described in parts (x), (y), or (z) of Section 4.1, then the Company may: (i) refuse to pay or deliver any cash payments in respect of the Retirement Adjusted RSUs that would otherwise be paid on or in connection with a remaining Vesting Date specified in the Agreement that is scheduled to occur following the date you engage in such prohibited activity, and such Retirement Adjusted RSUs shall become automatically null and void; and (ii) recover from you, and you shall pay to the Company, an amount equal to the aggregate cash payments previously received by you in settlement of the Retirement Adjusted RSUs. If you do not pay any such amount over to the Company within 20 days of demand, such amount may thereafter bear interest at the maximum rate permitted by law and you may be liable for all of the Company’s costs of collection, including reasonable legal fees.

5.	TAX WITHHOLDING.

5.1    Withholding. Payments in settlement of vested Cash-Settled Restricted Stock Units under Section 2 above are subject to the Company’s collection of all applicable federal, state, local and foreign tax withholding obligations of the Company. Unless alternative arrangements are elected by you and permitted by the Committee, in order to satisfy obligations for the payment of withholding taxes and other tax obligations related to the Cash-Settled Restricted Stock Units, the Company shall withhold from any amounts payable to you in settlement of vested Cash-Settled Restricted Stock Units hereunder or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including shares of Common Stock sufficient to satisfy the withholding obligation.

5.2    Early Tax Payments. To the extent permitted by Section 409A, payments may be made to you with respect to Cash-Settled Restricted Stock Units prior to the applicable scheduled payment dates provided in Section 2, on a pro-rata basis in respect of each scheduled payment date, if, as determined by the Committee in its sole discretion, it would be necessary to pay employment or other taxes imposed upon the Cash-Settled Restricted Stock Units prior to the scheduled payment date, including (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), and (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Section 3401 of the Code wages and taxes (together with the FICA Amount, the “Taxes”). For purposes of determining the amount of such Taxes, you will be considered to pay federal income taxes at the highest individual rate in effect in the year in which the Taxes will be paid.

6.
NON-TRANSFERABILITY. None of the Cash-Settled Restricted Stock Units, the Agreement, or these Terms and Conditions is transferable by you other than by will or by the laws of descent and distribution. The community interest, if any, of any spouse of Awardee in any of the Cash-Settled Restricted Stock Units shall be subject to all of the terms, conditions and restrictions of the Agreement and the Terms and Conditions, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Awardee’s interest in such Cash-Settled Restricted Stock Units to be so forfeited and surrendered pursuant to the Agreement or the Terms and Conditions.

7.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS.

7.1    The existence of the Cash-Settled Restricted Stock Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.2    If the Company shall effect a subdivision or consolidation of the Common Stock or other capital readjustment or other increase or reduction of the number of shares of the Common Stock outstanding (other than the payment of a stock dividend with respect to the Common Stock), without receiving compensation therefor in money, services or property, then the number of Cash-Settled Restricted Stock Units awarded under the Agreement shall be appropriately adjusted in the same manner as if you were the holder of an equivalent number of shares of the Common Stock immediately prior to the event requiring the adjustment.

8.
RSUs DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Cash-Settled Restricted Stock Units that are awarded hereby.

9.
NO ADVICE REGARDING RSUs. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of or from any member of the Company Group, or any member of the Company Group’s respective employees, directors, officers, fiduciaries, trustees, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your receipt and holding of, the lapse of the Forfeiture Restrictions with respect to and the settlement of the Cash-Settled Restricted Stock Units, and (b) in deciding to accept the Cash-Settled Restricted Stock Units, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your receipt and holding of, the lapse of the Forfeiture Restrictions with respect to and the settlement of the Cash-Settled Restricted Stock Units.

10.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement and these Terms and Conditions, you shall be considered to be in the employment or engagement of the Company Group as long as you have an employment or independent contractor relationship with any member of the Company Group. The Committee shall determine any questions as to whether and when there has been a Separation from Service or other termination of your employment or other service relationship and the cause of such Separation from Service or termination, and the Committee’s determination shall be final and binding on all Persons. The Committee may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company or the Company Group, provided that rights to the Cash-Settled Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began. Records of the Company or other members of the Company Group regarding your period of service, Separation from Service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

11.
FURNISH INFORMATION. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company or any other member of the Company Group by or under any applicable statute or regulation.

12.
NOT AN EMPLOYMENT AGREEMENT. The Agreement and these Terms and Conditions are not an employment agreement, and no provision of the Agreement or these Terms and Conditions shall be construed or interpreted to create an employment or other service relationship between you and any member of the Company Group or guarantee the right to remain employed or engaged by any member of the Company Group for any specified term.

13.
LIMIT OF LIABILITY. Under no circumstances will any member of the Company Group or any other Company Party be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought. No member of the Company Group and no member of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to the Agreement, the Terms and Conditions or the Cash-Settled Restricted Stock Units granted thereunder.

14.
EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release of claims and receipt therefor in such form as it shall determine.

15.
FUNDING. You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Agreement and the Terms and Conditions. Your right to receive payments under the Agreement and the Terms and Conditions shall be no greater than the rights of an unsecured general creditor of the Company.

16.	NO GUARANTEE OF INTERESTS. The Board and the Company do not guarantee the Common Stock of the Company underlying the Cash-Settled Restricted Stock Units from loss or depreciation.

17.	SUCCESSORS. These Terms and Conditions and the Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

18.
SEVERABILITY. If any provision (or part thereof) of these Terms and Conditions or the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or parts thereof) hereof, but such provision (or part thereof) shall be fully severable and these Terms and Conditions and the Agreement shall be construed and enforced as if the illegal or invalid provision (or part thereof) had never been included. The parties agree to cooperate in any revision of the Agreement or these Terms and Conditions that may be necessary to meet the requirements of the law. The parties further agree that a court may revise any provision of the Agreement or these Terms and Conditions to render the Agreement or these Terms and Conditions enforceable to the maximum extent possible.

19.
GOVERNING LAW. All questions arising with respect to the provisions of these Terms and Conditions and the Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The Company is incorporated in Delaware and Delaware has a substantial relationship to the Company and the issuance of the award provided pursuant to the Agreement and these Terms and Conditions. There is a reasonable basis for this choice of Delaware law, as Delaware law is well known to the Company and well-developed with respect to the subject matters of the Agreement and these Terms and Conditions. Further, the designation of Delaware law and the interpretation and application of these Terms and Conditions and the Agreement consistent with principles of Delaware law assures uniformity, certainty, and predictability in application.

20.
CONSENT TO JURISDICTION AND VENUE. You hereby consent and agree that the state courts located in Montgomery County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper and exclusive venue with respect to any dispute between you and the Company arising in connection with the Cash-Settled Restricted Stock Units, these Terms and Conditions, or the Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

21.
AMENDMENT. Except as provided in Section 18, these Terms and Conditions and the Agreement may be amended or waived by the Committee in writing at any time (including for the avoidance of doubt, any provisions of Section 3 or 4 or any related definitions); provided, that no such amendment shall adversely affect the Cash-Settled Restricted Stock Units in any material way, without your written consent.

22.	MISCELLANEOUS. The term “you” and “your” refer to the Awardee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Agreement.

23.
INTERPRETATION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and Terms and Conditions and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

EXHIBIT A

		Years of Service
Age		5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20
55	Tier 3	60	61	62	63	64	65	66	67	68	69	70	71	72	73	74	75
56		61	62	63	64	65	66	67	68	69	70	71	72	73	74	75	76
57		62	63	64	65	66	67	68	69	70	71	72	73	74	75	76	77
58		63	64	65	66	67	68	69	70	71	72	73	74	75	76	77	78
59		64	65	66	67	68	69	70	71	72	73	74	75	76	77	78	79
60		65	66	67	68	69	70	71	72	73	74	75	76	77	78	79	80
61		66	67	68	69	70	71	72	73	74	75	76	77	78	79	80	81
62		67	68	69	70	71	72	73	74	75	76	77	78	79	80	81	82
63		68	69	70	71	72	73	74	75	76	77	78	79	80	81	82	83
64		69	70	71	72	73	74	75	76	77	78	79	80	81	82	83	84
65	Tier 2	70	71	72	73	74	75	76	77	78	79	80	81	82	83	84	85
66		71	72	73	74	75	76	77	78	79	80	81	82	83	84	85	86
67		72	73	74	75	76	77	78	79	80	81	82	83	84	85	86	87
68		73	74	75	76	77	78	79	80	81	82	83	84	85	86	87	88
69		74	75	76	77	78	79	80	81	82	83	84	85	86	87	88	89
70	Tier 1	75	76	77	78	79	80	81	82	83	84	85	86	87	88	89	90
Minimum age = 55; minimum years of service = 5
Individuals age 70 or older with at least 5 years of service qualify for Tier 1. Individuals with 20 years of service and at least age 55 qualify for Tier 1.

A-1

EXHIBIT B
POSITION TYPE AND DURATION OF NON-COMPETITION &
NON-SOLICITATION REQUIREMENTS

Position Type
Officer All officers
Non-Officer Employee All non-officer employees

B-1